EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT



Name of Subsidiary                            State of Incorporation

The Westcap Corporation                       Delaware
NWL Investments, Inc.                         Texas
NWL Properties, Inc.                          Texas
NWL 806 Main, Inc.                            Texas
NWL Services, Inc.                            Nevada
NWL Financial, Inc.                           Nevada


All of the subsidiaries listed above are wholly owned by National Western Life Insurance Company. The subsidiaries conduct business under the same corporate names as detailed above.